EX-99

                                                February 10, 2003

                Igene Sells ProBio Nutraceuticals

Igene Biotechnology Inc., Columbia, MD announced today that in an effort to focus on and grow its core business, it has disposed of all of the issued and outstanding shares of capital stock of ProBio Nutraceuticals, AS, a Norwegian corporation, as of February 5, 2003. As a result of the stock sale, ProBio is no longer Igene's wholly-owned subsidiary. Stein Ulve has purchased the shares of ProBio and will resign as CEO of Igene, and from his position on the Board of Directors of Igene, to return to the position of Managing Director of ProBio. ProBio will return to its historical business as a specialty marketing and sales company within the nutraceutical ingredients market.